Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

THIRD QUARTER FISCAL 2024 RESULTS

Liberty, MO., June 19, 2024 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its third fiscal quarter ended April 30, 2024.

Adjusted EBITDA, a non-GAAP financial measure, decreased by $21.6 million, or 17%, to $104.0 million in the third fiscal quarter compared to $125.6 million in the prior year quarter. The decreases in both Adjusted EBITDA and net earnings attributable to Ferrellgas Partners, L.P. were primarily driven by a $19.6 million decrease in gross profit noted below, which primarily related to warmer than normal weather and $5.0 million related to higher medical claims realized under the company’s self-insured medical plan.

In sharing fiscal third quarter results, Tamria Zertuche, President and Chief Executive Officer of Ferrellgas commented, “Regarding our retail business, we have taken positive steps over the last four years to create balance across the different customers segments in our business. Our focus has been on growing our weather agnostic customer base, by customer type and geographic location. We have made great progress in the areas of Autogas, Tank Exchange, and Industrial Customer segments. However, the extended, unseasonably warm heating season negatively impacted demand volumes attributed to the heating segments of our business. In the areas of the country where we have the most customer density, the weather patterns we experienced were 10% warmer than the prior year quarter. We did see some business closings and the effects of inflation, which contributed to a decrease in retail customers in some areas of our national footprint when compared to the prior year period. We will be able to re-deploy these assets related to closed businesses for gallon growth occurring in future periods. Our experienced operations professionals appropriately responded to the weather anomaly - they managed expenses in all areas of operations, including driving fleet expenses down by over 8% when compared to prior year.”

The $71.6 million decrease in revenue was partially offset by a decrease of $52.0 million in cost of product as compared to the prior year period. Gross profit decreased by $19.6 million, or 7%, for the third fiscal quarter compared to the prior year period. Gallons sold for the third fiscal quarter of 2024 decreased 24.6 million, or 11%, as the trend of above average temperatures continued for much of the United States.

Margin per gallon for the Company increased 4% for the third fiscal quarter of 2024 compared to the prior year period. The favorable increase was primarily due to segment mix, our Platinum Plus fixed cost program for residential customers and national account pricing improvement.

Operating income per gallon decreased 10% for the third fiscal quarter of fiscal 2024 compared to the prior year period. We recognized net earnings attributable to Ferrellgas Partners, L.P. of $52.8 million and $72.4 million in the third fiscal quarter of fiscal 2024 and 2023, respectively.

As previously announced, on April 9, 2024, the Company made a cash distribution in the aggregate amount of $99.9 million to holders of record of the Class B units as of March 25, 2024. The total distributions paid to date of approximately $250.0 million were discretionary and made possible by the Company’s continued strong performance.

The warmer than normal temperatures and continued focus on strategic initiatives drove a 19% increase during the third fiscal quarter in Blue Rhino’s EBITDA compared to the prior year period. Consumer demand surged as the warmer weather prompted an early kick-off to the grilling season. Additionally, Blue Rhino tank usage increased in areas where the electric grid failed due to the heat. We leveraged our national footprint, supply contacts, and our experienced labor force, executing well against higher-than-normal demand in our tank exchange business.

As grilling season arrives, consumers now have even more convenient options to get a Blue Rhino tank. To date, we have installed over 500 self-service kiosks which allow consumers to purchase a propane cylinder 24 hours a day. Home delivery service is also available in 19 markets with plans to expand. More than 50% of these home delivery purchases are from repeat customers. Additionally, Blue Rhino decreased capital expense by nearly $8.0 million in fiscal year 2024 due to supply chain improvements and inventory turn improvements. Blue Rhino recently onboarded two major accounts which added approximately 5,500 tank exchange selling locations to increase total selling locations to over 68,000, an increase of 12% compared to the prior year period.

Investing in technology is one of our key strategic initiatives. We’ve reduced costs over $1.2 million in fiscal 2024 installing tank monitors. Tank monitoring and telematics technology ensure our customers have a ready supply of propane in addition to improving the efficiency of our delivery efforts. The Company’s new credit processing platform, a seamless payment process for our customers, is on track to deliver annual, recurring savings to the company as our payment processor charges us a lower interchange fee on debit card payments. Work also continues on our previously announced enterprise resource planning system implementation.

As an active member of the National Propane Gas Association (“NPGA”), several key recent regulatory actions benefited us and others in the propane industry. The NPGA successfully led a coalition to oppose the Environmental Protection Agency (“EPA”) proposal to sunset Energy Star labels on all gas appliances. As a result, the EPA instead proposed to increase the efficiency level of the Energy Star certification for residential furnaces. On another front, the NPGA worked with Congress to preserve propane’s inclusion and eligibility for several programs in the Federal Aviation Administration Reauthorization Act, which provides financing to airports to purchase alternative fuel vehicles and propane-powered generators. Additional efforts continue as the NPGA seeks to promote the use of propane and favorable legislation at both the federal and state levels.

On Wednesday, June 19, 2024, the Company will conduct a live teleconference on the Internet at https://edge.media-server.com/mmc/p/kmjvaheb to discuss the results of operations for the third fiscal quarter ended April 30, 2024. The live webcast of the teleconference will begin at 8:30 a.m. Central Time (9:30 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com or through the webcast portal to be answered during live Q&A.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 68,000 locations nationwide. Blue Rhino is proudly celebrating its 30th birthday this year with an exclusive sweepstakes, prizes, and more. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2023, with the Securities and Exchange Commission on September 29, 2023. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

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Cautionary Note Regarding Forward-Looking Statements

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry, including the ongoing conflict between Russia and Ukraine; disruptions in the capital and credit markets; and access to available capital to meet our operating and debt-service requirements. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2023, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	April 30, 2024	July 31, 2023

Current assets:
Cash and cash equivalents (including $10,783 and $11,126 of restricted cash at April 30, 2024 and July 31, 2023, respectively)	$73,645	$137,347
Accounts and notes receivable, net	178,163	159,379
Inventories	91,275	98,104
Price risk management asset	5,398	11,966
Prepaid expenses and other current assets	28,270	29,135
Total current assets	376,751	435,931

Property, plant and equipment, net	622,524	615,174
Goodwill, net	257,006	257,006
Intangible assets (net of accumulated amortization of $356,519 and $349,614 at April 30, 2024 and July 31, 2023, respectively)	114,531	106,615
Operating lease right-of-use assets	56,040	57,839
Other assets, net	60,840	58,838
Total assets	$1,487,692	$1,531,403

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$47,742	$35,115
Current portion of long-term debt	2,620	2,597
Current operating lease liabilities	24,098	24,600
Other current liabilities	153,945	197,030
Total current liabilities	228,405	259,342

Long-term debt	1,459,856	1,456,184
Operating lease liabilities	33,387	34,235
Other liabilities	28,741	29,084

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at April 30, 2024 and July 31, 2023)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 Units outstanding at April 30, 2024 and July 31, 2023)	(1,221,021)	(1,205,103)
Class B (1,300,000 Units outstanding at April 30, 2024 and July 31,2023)	383,012	383,012
General partner Unitholder (49,496 Units outstanding at April 30, 2024 and July 31, 2023)	(69,716)	(70,566)
Accumulated other comprehensive income	1,018	1,059
Total Ferrellgas Partners, L.P. deficit	(906,707)	(891,598)
Noncontrolling interest	(7,339)	(7,193)
Total deficit	(914,046)	(898,791)
Total liabilities, mezzanine and deficit	$1,487,692	$1,531,403

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	April 30,		April 30,		April 30,
	2024	2023	2024	2023	2024	2023
Revenues:
Propane and other gas liquids sales	$490,057	$559,047	$1,413,200	$1,596,777	$1,733,315	$1,962,237
Other	25,717	28,300	83,464	87,802	105,235	109,895
Total revenues	515,774	587,347	1,496,664	1,684,579	1,838,550	2,072,132

Cost of sales:
Propane and other gas liquids sales	240,281	291,826	690,299	852,399	841,257	1,059,694
Other	3,195	3,673	11,366	12,692	14,587	14,858

Gross profit	272,298	291,848	794,999	819,488	982,706	997,580

Operating expense - personnel, vehicle, plant & other	150,629	147,477	454,913	434,572	597,861	562,757
Operating expense - equipment lease expense	5,275	5,861	15,994	17,471	21,775	23,078
Depreciation and amortization expense	25,340	23,753	74,179	69,453	98,096	94,044
General and administrative expense	13,305	16,213	43,321	54,161	59,898	67,620
Non-cash employee stock ownership plan compensation charge	880	767	2,500	2,212	3,223	2,946
Loss on asset sales and disposals	130	958	1,847	2,928	4,610	2,876

Operating income	76,739	96,819	202,245	238,691	197,243	244,259

Interest expense	(24,685)	(24,297)	(73,205)	(72,483)	(98,434)	(98,077)
Other income, net	1,324	852	3,509	1,865	4,269	2,292

Earnings before income tax expense	53,378	73,374	132,549	168,073	103,078	148,474

Income tax expense	240	367	711	888	804	1,044

Net earnings	53,138	73,007	131,838	167,185	102,274	147,430

Net earnings attributable to noncontrolling interest (1)	372	580	839	1,203	376	840

Net earnings attributable to Ferrellgas Partners, L.P.	$52,766	$72,427	$130,999	$165,982	$101,898	$146,590

Class A unitholders' interest in net (loss) earnings	$(63,802)	$6,115	$(18,853)	$16,608	$(25,290)	$(18,830)

Net (loss) earnings per unitholders' interest
Basic and diluted net (loss) earnings per Class A Unit	$(13.13)	$1.26	$(3.88)	$3.42	$(5.21)	$(3.88)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended		Twelve months ended
	April 30,		April 30,		April 30,
	2024	2023	2024	2023	2024	2023
Net earnings attributable to Ferrellgas Partners, L.P.	$52,766	$72,427	$130,999	$165,982	$101,898	$146,590
Income tax expense	240	367	711	888	804	1,044
Interest expense	24,685	24,297	73,205	72,483	98,434	98,077
Depreciation and amortization expense	25,340	23,753	74,179	69,453	98,096	94,044
EBITDA	103,031	120,844	279,094	308,806	299,232	339,755
Non-cash employee stock ownership plan compensation charge	880	767	2,500	2,212	3,223	2,946
Loss on asset sales and disposal	130	958	1,847	2,928	4,610	2,876
Other income, net	(1,324)	(852)	(3,509)	(1,865)	(4,269)	(2,292)
Severance costs	—	—	—	644	-	676
Legal fees and settlements related to non-core businesses	323	3,295	1,480	17,274	5,957	20,577
Business transformation costs (1)	591	—	1,556	—	3,644	—
Net earnings attributable to noncontrolling interest (2)	372	580	839	1,203	376	840
Adjusted EBITDA (3)	104,003	125,592	283,807	331,202	312,773	365,378
Net cash interest expense (4)	(21,240)	(21,426)	(63,411)	(64,297)	(85,809)	(91,270)
Maintenance capital expenditures (5)	(5,383)	(5,208)	(13,952)	(15,415)	(18,706)	(19,318)
Cash paid for income taxes	(136)	(217)	(495)	(713)	(874)	(1,081)
Proceeds from certain asset sales	589	591	1,969	2,079	2,042	2,824
Distributable cash flow attributable to equity investors (6)	77,833	99,332	207,918	252,856	209,426	256,533
Less: Distributions accrued or paid to preferred unitholders	16,045	15,590	48,546	48,063	64,797	64,313
Distributable cash flow attributable to general partner and non-controlling interest	(1,557)	(1,986)	(4,159)	(5,056)	(4,190)	(5,130)
Distributable cash flow attributable to Class A and B Unitholders (7)	60,231	81,756	155,213	199,737	140,439	187,090
Less: Distributions paid to Class A and B Unitholders (8)	99,996	49,998	99,996	49,998	99,996	99,996
Distributable cash flow (shortage) excess (9)	$(39,765)	$31,758	$55,217	$149,739	$40,443	$87,094

Propane gallons sales
Retail - Sales to End Users	162,282	182,937	479,776	514,995	566,924	609,427
Wholesale - Sales to Resellers	47,102	51,015	152,845	155,829	202,906	203,390
Total propane gallons sales	209,384	233,952	632,621	670,824	769,830	812,817

(1)	Non-recurring costs included in “Operating, general and administrative expense” primarily related to the implementation of an ERP system as part of our business transformation initiatives.
(2)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(3)	Adjusted EBITDA is calculated as net earnings attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on asset sales and disposals, other income, net, severance costs, legal fees and settlements related to non-core businesses, business transformation costs, and net earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(4)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(5)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(6)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(7)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2024 or fiscal 2023.

(9)	Distributable cash flow (shortage) excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow (shortage) excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow (shortage) excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.